UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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GenVec, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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65 West Watkins Mill Road Gaithersburg, MD 20878 ph: 240-632-0740 fx: 240-632-0735 www.genvec.com

April 29, 2008

Dear GenVec Stockholder:

We are pleased to enclose your Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Stockholders of GenVec, Inc. (the “Company”) to be held on June 12, 2008 at 8:30 a.m. (local time) at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

The Board of Directors hopes that you will be able to attend this stockholders’ meeting. We look forward to meeting each of you and discussing with you significant events that have occurred during the last year and our current prospects.

In order to assure that a quorum is present at the meeting, we encourage you to sign and mail the enclosed proxy card as soon as practicable, even though you may plan to attend in person. You will find a proxy card in this package that will enable you to vote by proxy. We also encourage you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the meeting. You may revoke the proxy granted in the proxy card at any time prior to its being voted by filing with the Secretary of the Company either an instrument of revocation or a duly executed proxy card bearing a later date. If you attend the meeting, you may elect to revoke the proxy and vote your shares in person.

Very truly yours,

/s/ Paul H. Fischer, Ph.D.

Paul H. Fischer, Ph.D.
President and Chief Executive Officer

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878
(240) 632-0740

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 12, 2008

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of GenVec, Inc. (the “Company”) will be held on June 12, 2008, at 8:30 a.m. (local time), at the Company’s executive offices at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 (the “Annual Meeting”). The Annual Meeting is called for the following purposes:

1. To elect three directors to the Company’s Board of Directors, each to serve for a term of three years or until a successor has been qualified and elected;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2008; and

3. To act upon any other matter which may properly come before the Annual Meeting or any adjournment or postponement thereof.

Persons to whom stockholders grant proxies will have the power to transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors of the Company set April 17, 2008 as the record date for the Annual Meeting. This means that only stockholders of record at the close of business on that date are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements of the meeting. A list of stockholders as of the record date will be available for inspection by stockholders at the meeting and at the Company’s corporate headquarters during business hours for a period of ten days prior to the Annual Meeting.

Your attention is directed to the attached Proxy Statement and the enclosed Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2007.

By Order of the Board of Directors,

/s/ Douglas J. Swirsky

Douglas J. Swirsky
Corporate Secretary

Gaithersburg, Maryland
April 29, 2008

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD USING THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ARE A STOCKHOLDER OF RECORD AND FOR ANY REASON YOU SHOULD DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, Maryland 20878

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

We are furnishing this Proxy Statement to stockholders of GenVec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors” or the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878 on June 12, 2008 at 8:30 a.m. (local time) and for any adjournments or postponements of the meeting, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The expenses of soliciting your proxy will be borne by the Company. This Proxy Statement and the accompanying form of proxy are first being released for mailing to the stockholders on or about May 7, 2008.

At the Annual Meeting, stockholders will be asked to (i) elect three directors to the Company’s Board of Directors, each to serve a three-year term or until a successor is qualified and elected, (ii) ratify the appointment of KMPG LLP as the Company’s independent registered public accounting firm for the current fiscal year, and (iii) transact such other business as may properly come before the meeting or at any adjournments or postponements of the meeting.

Your vote is important. Accordingly, we urge you to complete, sign, date, and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given.

MEETING INFORMATION

Date, Time, and Place

The Annual Meeting will be held on June 12, 2008, at 8:30 a.m. (local time), at the Company’s executive offices located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878.

Record Date; Voting Rights; Quorum

Only stockholders of record of shares of the Company’s Common Stock at the close of business on April 17, 2008 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting on all matters. Each share of the Company’s Common Stock is entitled to one vote upon all matters to be acted upon at the Annual Meeting. At the close of business on the Record Date, the Company had 75,434,690 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting are considered present and count toward the quorum. Shares represented by “broker non-votes,” as described below, will be counted in determining whether there is a quorum present. If there are not sufficient votes for a quorum or to approve any proposal at the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

Under rules applicable to brokers and dealers in securities, brokers holding shares of record for customers may not vote on certain matters unless they receive voting instructions from their customers. However, with respect to other matters, such as the election of directors, brokers have discretion to vote your shares. “Broker non-votes” mean the votes that could have been cast on the matter in question if the brokers had received instructions from their customers, and as to which the brokers have notified the Company on a proxy form in accordance with industry practice or have otherwise advised the Company that they lack voting authority.

Directors are elected by a plurality and the three nominees who receive the most votes will be elected. Withheld votes, abstentions and broker non-votes will have no effect on the outcome of the election. With respect to the ratification of our independent registered public accounting firm, the approval of a majority of the shares present in person or by proxy at the meeting is required. On such matters, any broker non-votes will not be considered shares entitled to vote on the matter and therefore will not be taken into account in determining the outcome of the vote on the matter, but abstentions will have the same effect as a vote against the ratification of the appointment.

We know of no additional matters that will be presented for consideration at the Annual Meeting. Return of a valid proxy, however, confers on the designated proxy holder’s discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment or postponement thereof. Proxies solicited hereby will be tabulated by the inspector of elections designated by the Board of Directors.

Voting and Revocation of Proxies

A stockholder may, with respect to the election of directors, (1) vote for the election of all of the named director nominees, (2) withhold authority to vote for all such director nominees, or (3) vote for the election of one or more director nominees and withhold authority to vote for one or more nominee directors. A stockholder may, with respect to the ratification of the appointment of the Company’s independent registered public accounting firm, (1) vote “FOR” the ratification, (2) vote “AGAINST” the ratification, or (3) “ABSTAIN” from voting on the ratification. Shares will be voted as instructed in the accompanying proxy on each matter submitted to stockholders. If no instructions are given on a validly signed and returned proxy, the share will be voted “FOR” the election for the named director nominees and “FOR” ratification of KPMG LLP as our independent registered public accounting firm.

Any proxy may be revoked at any time prior to its exercise by the filing of a written notice of revocation with the Corporate Secretary of the Company or by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need documentation from your record holder stating your ownership in order to vote personally at the Annual Meeting.

Expenses and Solicitation of Proxies

The cost of soliciting proxies in the form enclosed will be borne by the Company. In addition to the solicitation of proxies by mail, we, through our agents, directors, officers, and regular employees, may also solicit proxies personally, by telephone or by the Internet. We also will request persons, firms and corporations holding shares of Common Stock in their names or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. We have engaged The Altman Group to assist us with the solicitation of proxies, and we expect to pay The Altman Group $5,500 for their services plus out-of-pocket expenses incurred during the course of their work.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the number of members of the Board of Directors shall be fixed and determined from time to time by resolution of the Board of Directors. Our Board of Directors currently consists of seven persons divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming Annual Meeting of Stockholders and the Annual Meetings of Stockholders to be held in 2009 and 2010, respectively. At this Annual Meeting, three directors will be elected by the stockholders to serve a three-year term or until their successors are elected and qualified. Each nominee has consented to being named in this Proxy Statement and to serve if elected.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Joshua Ruch and Marc R. Schneebaum, each of whom are incumbent directors, and Kevin M. Rooney, who is an incumbent director appointed on January 16, 2008 to fill a Board vacancy, for election as directors. It is intended that the accompanying proxy will be voted for the election as directors of the nominees, unless the proxy contains contrary instructions. We have no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, if any of the nominees should become unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such person or persons as shall be designated by the Board.

Vote Required for Approval

A quorum being present, the nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting shall be elected as directors.

Recommendation

The Board unanimously recommends a vote “FOR” the election of the nominees listed below.

The following table sets forth the nominees for election at the 2008 Annual Meeting, the year each such nominee first became a director and the positions with the Company currently held by each nominee.

Nominee’s Name and Year First Became a Director	Position(s) with Company
Joshua Ruch – 2003	Director (Nominee)
Marc R. Schneebaum – 2007	Director (Nominee)
Kevin M. Rooney – 2008	Director (Nominee)

The following table sets forth the continuing directors, the year each such continuing director first became a director, the positions with the Company currently held by each continuing director and the year each continuing director’s current term will expire.

Director’s Name and Year First Became a Director	Position(s) with Company	Year Current Term Will Expire
Paul H. Fischer – 1996	President, Chief Executive Officer and Director	2009
Wayne T. Hockmeyer – 2000	Director	2009
Zola P. Horovitz – 2003	Director	2010
William N. Kelley – 2002	Director	2010

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, independent registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. KPMG LLP has served as the Company’s independent registered public accounting firm for the past fourteen years and has no direct or indirect financial interests in the Company. The Audit Committee reviewed and discussed the performance of KPMG LLP and its selection of KPMG LLP for the fiscal year ending December 31, 2008. A representative of KPMG LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Although the Company is not required to submit the ratification of the selection of its independent registered public accounting firm to a vote of stockholders, the Board of Directors believes that it is good corporate governance and sound policy to do so. If the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain the firm. If the selection of the independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may nevertheless select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Vote Required For Approval

A quorum being present, an affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on such matter at the Annual Meeting is required for approval of the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current year.

Recommendation

The Board recommends that you vote “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2008.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors

The following table sets forth the director nominees for election at the Annual Meeting, the directors of the Company continuing in office, their ages and the positions currently held by each such person with the Company.

Name	Age	Position
Nominees/ Directors whose terms expire at the Annual Meeting
Joshua Ruch(3)	58	Director (Nominee)
Marc R. Schneebaum(2)(3)	54	Director (Nominee)
Kevin M. Rooney(2)	42	Director (Nominee)
Continuing Directors whose terms expire in 2009
Paul H. Fischer	58	Director, President and Chief Executive Officer
Wayne T. Hockmeyer(1)(3)	63	Director
Continuing Directors whose terms expire in 2010
Zola P. Horovitz(1)(2)(4)	73	Director
William N. Kelley(1)(2)	68	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Chairman of the Board of Directors.

Joshua Ruch, age 58, has served as a director of GenVec since August 2003. Mr. Ruch is a member of the Compensation Committee. Mr. Ruch served as a director of Diacrin, Inc. from March 1998 to August 2003. Mr. Ruch is the Chairman and Chief Executive Officer of Rho Capital Partners, Inc., an investment and venture capital management company, which he co-founded in 1981. Prior to founding Rho, Mr. Ruch was employed in investment banking at Salomon Brothers. Mr. Ruch received a B.S. degree in electrical engineering from the Israel Institute of Technology (Technion) and an MBA from the Harvard Business School. Mr. Ruch is also a director of Verenium Corporation and a number of private companies.

Marc R. Schneebaum, age 54, has served as a director of GenVec since April 2007. Mr. Schneebaum is a member of the Compensation Committee and the Chairman of the Audit Committee. Mr. Schneebaum is currently President and CEO of Sensors for Medicine and Science, Inc. (SMSI), an emerging medical technology company, a position he has held since May 1997. Previously, from 1991 to 1997, he served as Senior Vice President, Finance, Business Development and Administration, and CFO of Genetic Therapy, Inc. (GTI), a biotechnology company. Prior to his tenure at GTI, from 1987 to 1991, Mr. Schneebaum was a Vice President at Alex Brown & Sons Incorporated, a leading investment banking firm (now part of Deutsche Bank), where he participated in a variety of finance and strategic assignments. Mr. Schneebaum began his career in the accounting and auditing group at KPMG, advancing to senior manager in the management consulting group. Mr. Schneebaum, a CPA, received his degree in Business Administration from the University of Maryland. He serves on the board of the March of Dimes of Maryland.

Kevin M. Rooney, age 42, has served as a director of GenVec since January 2008. Mr. Rooney is a member of the Audit Committee. Mr. Rooney is currently the president of Beacon Consulting Group, a company focused on providing strategic consulting services to biopharmaceutical executives, a position he has held since 2007. Previously, from 2005 to 2007 he served as vice president, sales and marketing, for MedImmune’s oncology division. Prior to this, from 2003 to 2005, he was a Senior Director of Marketing at MedImmune. From July 1997 to July 2003, Mr. Rooney worked for Bristol-Myers Squibb Company holding positions of increasing responsibility, including, Senior Director of Marketing, Director of Marketing, and Senior Product Manager. Mr. Rooney also held marketing positions at Glaxo Wellcome, Inc. and Burroughs Wellcome Company. He received his MBA from the J.L. Kellogg School of Management at Northwestern University and his

bachelor’s degree from the University of Virginia. He is also a member of the board of trustees for the National Foundation for Infectious Disease, a non-profit foundation for infectious disease education of medical professionals and the public.

Paul H. Fischer, Ph.D., age 58, has served as President and Chief Executive Officer and as a director of GenVec since 1996. Prior to joining GenVec, he was Executive Vice President of Research and Development with Oncologix, Inc. (now Antigenics, Inc.), a biotechnology company. Previous experience included Manager, Cancer Research at Pfizer, Inc., a pharmaceutical company. Dr. Fischer received his B.S. in Biology from the University of Denver, his Ph.D. in Pharmacology from the University of California at San Francisco and performed post-doctoral research in Pharmacology at Yale University School of Medicine and was an associate Professor of Human Oncology at the University of Wisconsin.

Wayne T. Hockmeyer, Ph.D., age 63, has served as a director of GenVec since December 2000. Dr. Hockmeyer is a member of the Nominating and Corporate Governance Committee and is the Chairman of the Compensation Committee. Dr. Hockmeyer founded MedImmune, Inc. in April 1988 as President and Chief Executive Officer and was elected a director of MedImmune in May 1988. Dr. Hockmeyer became Chairman of the Board of Directors of MedImmune in May 1993 and relinquished his position as Chief Executive Officer in October 2000. Dr. Hockmeyer is currently retired, having resigned from his position as a member of the Board of Directors, MedImmune, Inc., and President, MedImmune Ventures, Inc., following the acquisition of MedImmune by AstraZeneca in June 2007. Dr. Hockmeyer earned his bachelor’s degree from Purdue University and his Ph.D. from the University of Florida in 1972. He is also a member of the board of directors of Baxter International, MiddleBrook Pharmaceuticals, Inc. and Idenix Pharmaceuticals, Inc.

Zola P. Horovitz, Ph.D., age 73, has served as a director of GenVec since August 2003. Dr. Horovitz is a member of the Nominating and Corporate Governance Committee and is the Chairman of the Board of Directors. Dr. Horovitz is currently retired. Dr. Horovitz served as a director of Diacrin from 1994 to August 2003. Dr. Horovitz was Vice President, Business Development and Planning at Bristol-Myers Squibb Pharmaceutical Group from 1991 until 1994 and was Vice President, Licensing from 1989 to 1991. Prior to 1989, Dr. Horovitz spent 30 years as a member of the Squibb Institute for Medical Research. Dr. Horovitz is also a director of Avigen, Inc., BioCryst Pharmaceuticals, Genaera Pharmaceuticals, Nitromed, DOV Pharmaceutical, Immunicon and Palatin Technologies. Dr. Horovitz received his Ph.D. from the University of Pittsburgh.

William N. Kelley, M.D., age 68, has served as a director of GenVec since June 2002. Dr. Kelley is a member of the Audit Committee and is the Chairman of the Nominating and Corporate Governance Committee. Dr. Kelley brings a long history of involvement in experimental models of gene therapy to the Board. Dr. Kelley and his colleagues at the University of Michigan were the first to propose in vivo gene therapy as it is recognized today and the first to directly administer a human gene in vivo and obtain expression in an experimental animal model. From 1989 to 2000, Dr. Kelley served as Executive Vice President of the University of Pennsylvania with responsibilities as Chief Executive Officer for the Medical Center, Dean of the School of Medicine, and the Robert G. Dunlop Professor of Medicine and Biochemistry and Biophysics. He is currently Professor of Medicine and Professor of Biochemistry and Biophysics at the School of Medicine of the University of Pennsylvania. In the national leadership arena, Dr. Kelley has served as President of the American Society for Clinical Investigation, President of the American College of Rheumatology, Chair of the American Board of Internal Medicine and Chair of the Residency Review Committee for Internal Medicine. Dr. Kelley also serves as a director of Merck & Company, Beckman Coulter, Inc., Advanced Bio-Surfaces, Inc., and Polymedix, Inc.

Information Regarding the Board of Directors and Certain Committees

Board and Committee Meetings

The Board oversees and guides the Company’s management and its business. The Board has three standing committees to assist it with its operations: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. During 2007, there were 5 meetings of the Board of Directors. Each director attended at least 89% of the aggregate number of meetings of the Board and the Committees on which such director served that were held during 2007.

The Board of Directors has adopted and approved a charter for each of its standing committees. The charters, which include the functions and responsibilities of each of the committees, can be found in the Investors section on GenVec’s web site at www.genvec.com.

Board Committees

Nominating and Corporate Governance Committee.  The members of the Nominating and Corporate Governance Committee are William N. Kelley, M.D. (Chairman), Wayne T. Hockmeyer, Ph.D. and Zola P. Horovitz, Ph.D. Each member of the Nominating and Corporate Governance Committee is independent as defined by NASDAQ listing standards. The primary functions and responsibilities of the Nominating and Corporate Governance Committee are to establish criteria for prospective directors, consider director candidates and recommend to the Board of Directors persons to be nominated for election as directors at each Annual Meeting, and adopt and develop for Board consideration corporate governance principles and policies. The Nominating and Corporate Governance Committee periodically reviews and assesses the Company’s corporate governance policies. The Nominating and Corporate Governance Committee met 8 times during 2007.

One of the main purposes of the Nominating and Corporate Governance Committee is the selection of candidates to recommend to the Board for election as directors. In identifying such candidates, the Nominating and Corporate Governance Committee takes into account all factors and criteria it considers appropriate, which include but are not limited to:

•	Whether the director/potential director possesses personal and professional integrity, sound judgment and forthrightness and has sufficient time and energy to devote to the Company’s affairs;
•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team;
•	Whether the director/potential director represents the interests of the Company’s stockholders;
•	Whether the director/potential director assists in achieving a mix of Board members that represents a range of background and experience;
•	Whether the director/potential director meets the independence requirements of the NASDAQ listing standards;
•	Whether the director/potential director, by virtue of particular business, professional or technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a Board member;
•	Whether the director/potential director is free from conflicts of interest with the Company; and
•	Any factors related to the ability and willingness of a new director to serve, or an existing director to continue his or her service.

The Nominating and Corporate Governance Committee does not believe that it is in the Company’s interests or those of the Company’s stockholders to establish rigid minimum qualifications for candidates for membership on the Board. By preserving flexibility to consider candidates under the factors and criteria described above, the Nominating and Corporate Governance Committee believes that it can best serve the Company and its stockholders.

The Nominating and Corporate Governance Committee evaluates stockholder nominees using the factors and criteria set forth above, and there is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates candidates for membership on the Board based on whether such candidate is recommended by a stockholder or the Committee.

The Nominating and Corporate Governance Committee will consider stockholder nominees for election to the Board submitted in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws and applicable law. These procedures include, among other things, delivery to the Corporate Secretary within 120 days and 150 days prior to the anniversary of the mailing of the previous year’s proxy statement of written notice of such nomination setting forth (i) as to each individual nominated, the information required by Item 401(a) of the Securities and Exchange Commission’s (the “SEC”) Regulation S-K, including name, date of birth, business address and residence address, business experience in the last 5 years, other directorships and criminal convictions or other material judgments in the last 5 years; and (ii) as to the nominating stockholder and any persons acting in concert with them, their names and business addresses, their names and addresses as they appear on the Company’s books (if applicable), and the class and number of shares of the Company’s Common Stock that they beneficially own. Such notice must also include a written consent of the nominated individual to being named as a nominee and to serve as a Director if elected.

Audit Committee.  The members of the Audit Committee are Marc R. Schneebaum (Chairman), Zola P. Horovitz, Ph.D., William N. Kelley, M.D., and Kevin M. Rooney. Each member of the Audit Committee is independent as defined by NASDAQ listing standards. The Board has determined that at least one member of the Audit Committee, Marc R. Schneebaum, is an Audit Committee Financial Expert as defined in the SEC’s rules and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and evaluating the selection of the Company’s independent registered public accounting firm and is responsible for overseeing the following: management’s preparation of the Company’s financial statements and management’s conduct of the accounting and financial reporting processes; management’s maintenance of internal controls and procedures for financial reporting; the Company’s compliance with applicable legal and regulatory requirements, including without limitation those requirements relating to financial controls and reporting; the independent auditor’s qualifications and independence; and the performance of the independent auditors, including the annual independent audit of the Company’s financial statements. The Audit Committee met 4 times during 2007.

Additional information regarding the Audit Committee is included in this proxy statement under the caption “Audit Committee Report”.

Compensation Committee.  The members of the Compensation Committee are Wayne T. Hockmeyer, Ph.D. (Chairman), Joshua Ruch, and Marc R. Schneebaum. Each member of the Compensation Committee is independent as defined by NASDAQ listing standards. The Compensation Committee met 4 times during 2007.

The Compensation Committee is responsible for, among other things, reviewing and making recommendations to the Board regarding compensation and benefits of GenVec’s executive officers, including the Chief Executive Officer. The Compensation Committee also, among other things, reviews the performance of the Company’s executive officers, establishes and reviews general policies relating to compensation and benefits for GenVec’s employees and consultants, and administers the Company’s equity incentive plans.

The Compensation Committee’s charter permits it to form and delegate to a subcommittee of one or more of the Committee’s members to perform the functions of the Compensation Committee. The Compensation Committee did not delegate its authority in 2007. Pursuant to its charter, the Committee has the sole authority to retain compensation consultants to assist it in its decision-making process. As it has in recent years, during 2007 the Compensation Committee retained Towers Perrin as its compensation consultant.

Additional information on the Compensation Committee’s consideration of the compensation paid to the named executive officers during 2007, including the role of Dr. Fischer, our President and Chief Executive Officer, and Towers Perrin in recommending the compensation paid to these officers, is addressed in the Compensation Discussion and Analysis below.

Corporate Governance Matters

Director Independence.   The Board of Directors has affirmatively determined that each of the following directors is independent within the meaning of the NASDAQ director independence standards: Wayne T. Hockmeyer, Ph.D., Zola P. Horovitz, Ph.D., William N. Kelley, M.D., Joshua Ruch, Marc R. Schneebaum and Kevin M. Rooney. The Board of Directors has determined that Paul H. Fischer, Ph.D., the Company’s President and Chief Executive Officer, is not independent within the meaning of the NASDAQ director independence standards. The Board has also determined that all standing committees of the Board of Directors are composed entirely of independent directors.

Communication with the Board.  The Company’s stockholders may communicate with the Board of Directors or any member thereof by sending any communication, in writing, by certified mail, to the Company’s Corporate Secretary:

65 West Watkins Mill Road
Gaithersburg, Maryland 20878

Any such communication should state the number of shares beneficially owned by the stockholder. All communications received in accordance with this policy will be forwarded by the Corporate Secretary to GenVec’s Chairman of the Board of Directors. The Chairman of the Board will relay all such communications to the appropriate director or directors on a periodic basis unless he determines that the communication:

•	does not relate to the business or affairs of GenVec or the functioning or constitution of the Board of Directors or any of its committees;
•	relates to routine or insignificant matters that do not warrant the attention of the Board;
•	is an advertisement or other commercial solicitation or communication;
•	is frivolous or offensive; or
•	is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Company’s management and only in accordance with the Company’s policies and procedures, applicable law and regulations relating to the disclosure of information.

Executive Sessions of the Board of Directors.  The Company’s non-management directors, who also constitute the Company’s independent directors, meet at each regularly scheduled Board meeting in executive session without Dr. Fischer or other members of management present. The Chairman of the Board presides over the meetings of the non-management directors.

Policy Regarding Directors Attendance at Annual Meetings of Stockholders.  The Company does not have a policy requiring attendance of all directors at the Annual Meeting. All directors attended the Company’s Annual Meeting of Stockholders in 2007.

Code of Business Conduct and Ethics.  The Board has adopted the Code of Business Conduct and Ethics (the “Code”) which sets forth standards of expected conduct of the Chief Executive Officer, financial executives, directors, executive officers and all employees of the Company. The Code includes policies on employment, conflicts of interest and confidential information and requires strict adherence to all laws and regulations applicable to the conduct of the Company’s business. A copy of the Code can be found in the Investor Relations section on the Company’s web site at www.genvec.com. The Company will disclose any amendment to the Code, or waivers of the Code relating to the Company’s Directors, executive officers and principal financial and accounting officers or persons performing similar functions, on its web site within five business days following the date of any such amendment or waiver. To date, no waivers have been requested or granted.

Director Stock Ownership Guidelines.  Stock ownership guidelines have been established for members of the Board. These guidelines were established to align their interests with those of the stockholders and to strengthen their focus on activities that create shareholder value. Under these guidelines, each member of the Board shall own, either directly or beneficially through an investment vehicle, at least 5,000 shares of Common Stock of the Company (which shall be adjusted for stock splits and reclassifications). Shares of Common Stock underlying unexercised options held by a director are not included in the total number of shares of Common Stock owned by such director. The Nominating and Corporate Governance Committee may exempt a director from compliance with these guidelines if compliance would result in a hardship. As of the date of this Proxy Statement, each of the Company’s directors was in compliance with the stock ownership guidelines.

DIRECTOR COMPENSATION TABLE

The Compensation Committee, pursuant to its charter, periodically reviews the compensation of non-employee directors. The Company’s current policy for the compensation of non-employee directors, which was in place for 2007, provides that non-employee directors of the Company receive $20,000 annually for their service on the Board of Directors, $2,000 for each Board meeting attended, and $1,000 for each committee meeting attended. Additionally, the chairman of each of the Company’s committees receives an additional annual payment of $3,500 with the exception of the Audit Committee chairman who receives an annual payment of $5,000. The Chairman of the Board of Directors receives $24,000 annually, $4,000 for each Board meeting attended, and $1,000 per committee meeting.

Directors who are employees of GenVec do not receive fees or other compensation for their services as directors. All directors are reimbursed for travel and other expenses incurred in the performance of their duties.

In addition, each non-employee director receives: (i) upon becoming a director, an option to purchase 20,000 shares of Common Stock that is exercisable ratably over a four-year period and (ii) after our annual stockholders meeting, an annual grant of an option to purchase 15,000 shares of Common Stock, 50% of which becomes exercisable six months after the date of grant and 50% of which becomes exercisable 12 months after the date of grant. In the case of the Chairman of the Board, the annual grant is for 22,500 shares of Common Stock. Director options have an exercise price equal to the fair market value of GenVec common stock on the date of the grant and a ten-year term.

The following table details the total compensation earned by the Company’s non-employee directors in 2007.

Name(1)	Fees Earned or Paid in Cash	Option Awards(2) ($)		Total
Barbara Hackman Franklin(3)	$17,989	$12,291	(2)	30,280
Wayne T. Hockmeyer, Ph.D.	$46,500	$24,895	(2)	71,395
Zola P. Horovitz, Ph.D.	$56,000	$35,459	(2)	91,459
William N. Kelley, M.D.	$44,500	$24,895	(2)	69,395
Joshua Ruch	$34,000	$24,895	(2)	58,895
Kevin M. Rooney(4)	$—	$—		—
Marc R. Schneebaum(5)	$28,761	$13,020	(2)	41,781
Harold R. Werner(6)	$26,000	$—		26,000

(1)	Dr. Fischer, the President and Chief Executive Officer of GenVec, does not receive any compensation as a Director of the Company. Dr. Fischer’s compensation is disclosed in the Summary Compensation Table.
(2)	Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R for option awards granted under the Stock Incentive Plan and thus include amounts from awards granted in and prior to 2007. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in footnote 11 of the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2008.

On June 13, 2007, each of the Company’s non-management directors received an option to purchase 15,000 shares, which had a grant date fair value of $1.99 per share for an aggregate grant date fair value of $29,850, except for Dr. Horovitz, who received an option to purchase 22,500 shares, which had a grant date fair value of $1.99 per share for an aggregate grant date fair value of $44,775.

As of December 31, 2007, each director had the following number of vested and unvested options outstanding

	Total	Vested	Unvested
Barbara Hackman Franklin	—	—	—
Wayne T. Hockmeyer, Ph.D.	113,000	105,500	7,500
Zola P. Horovitz, Ph.D.	141,992	130,742	11,250
William N. Kelley, M.D.	110,000	102,500	7,500
Kevin M. Rooney	—	—	—
Joshua Ruch	148,401	140,901	7,500
Marc R. Schneebaum	35,000	7,500	27,500
Harold R. Werner	—	—	—

All unvested options vest on June 13, 2008 for all directors with the exception of Mr. Schneebaum’s options. Mr. Schneebaum has 7,500 options that will vest on June 13, 2008. The remaining 20,000 options vest annually over four years with 5,000 options vesting on April 18th of 2008, 2009, 2010 and 2011.

(3)	The Honorable Barbara Hackman Franklin resigned from the Board in April 2007.
(4)	Mr. Rooney was appointed to the Board of Directors in January 2008 and is a member of the Audit Committee.
(5)	Mr. Schneebaum was elected to the Board in April 2007. Mr. Schneebaum serves as the Chairman of the Audit Committee and is a member of the Compensation Committee.
(6)	Mr. Werner resigned from the Board in September 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 17, 2008 (unless otherwise specified), regarding the beneficial ownership of the Company’s Common Stock by (i) each named executive officer (as defined below) of the Company, (ii) each director of the Company, and (iii) all current directors and executive officers as a group. As of April 17, 2008, there were no persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC for computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days after April 17, 2008 are considered outstanding for the purpose of computing the percentage ownership of the person holding such options, but are not considered outstanding when computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, each stockholder named in the table below has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 75,434,690 shares of Common Stock outstanding on April 17, 2008. Unless otherwise specified, the address for each director or executive officer is c/o of the Company at its principal office.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	% of Class Owned
Directors and Named Executive Officers:
Paul H. Fischer, Ph.D.	1,006,151	1.3%
Wayne T. Hockmeyer, Ph.D.	143,000	*
Zola P. Horovitz, Ph.D.	159,577	*
William N. Kelley, M.D..	115,000	*
Joshua Ruch(2)	3,632,884	4.8%
Marc R. Schneebaum	25,000	*
Kevin M. Rooney	7,500	*
Douglas J. Swirsky	144,997	*
Mark O. Thornton, M.D., MPH, Ph.D.	97,498	*
C. Richter King, Ph.D.	338,746	*
Bryan T. Butman, Ph.D.	212,587	*
All directors and executive officers as a group (11 persons)	5,882,940	7.8%

*	Represents ownership that does not exceed 1% of the outstanding shares of the Company’s Common Stock.
(1)	Includes shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of April 17, 2008 in the following amounts: Paul H. Fischer, 742,014 shares; Wayne T. Hockmeyer, 113,000 shares; Zola P. Horovitz, 141,992 shares; William N. Kelley, 110,000 shares; Joshua Ruch, 148,401 shares; Marc R. Schneebaum, 20,000 shares; Kevin M. Rooney, 0 shares; Douglas J. Swirsky, 134,997 shares; Mark O. Thornton, 87,498 shares; C. Richter King, 338,746 shares; Bryan T. Butman, 206,747 shares and directors and officers as a group (11 people) 2,043,395 shares.
(2)	Joshua Ruch is the sole stockholder of Atlas Capital Corp., which is the general partner of Rho Management Partners, L.P., which is the general partner of Rho Investment Partners “H”, L.P.

Pursuant to a Loan Modification Agreement, dated November 28, 2003, Rho Investment Partners “H”, L.P., became eligible to purchase an additional 1,639,929 shares of GenVec’s Common Stock in consideration for the cancellation of a previously contracted debt. In accordance with the terms and conditions of the Loan Modification Agreement, the acquisition of the shares by Rho Investment Partners “H”, L.P. occurred on August 28, 2007.

Shares other than those acquired by Rho Investment Partners “H”, L.P. are held by affiliates of Rho Capital Partners, Inc. of which Mr. Ruch is the Chief Executive Officer. Mr. Ruch disclaims beneficial ownership, except to the extent of his pecuniary interest therein, in any shares held by Rho Investment Partners “H”, L.P. and by Rho Capital Partners, Inc. or its affiliates.

The address for Rho Capital Partners, Inc. is 152 West 57th Street, 23rd Floor, New York, NY 10019. This information is based on Mr. Ruch’s Schedule 13D filed with the SEC on September 5, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”) requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on the Company’s review of copies of such reports furnished to the Company and written representations that no other reports were required during fiscal 2007, the Company believes that all Section 16(a) filing requirements applicable to the Company’s executive officers, directors, and greater than 10% beneficial owners were complied with in a timely manner.

Related Person Transactions

We review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s senior management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions, including obtaining annual written certifications of the directors and executive officers with respect to their knowledge of related person transaction. The Company’s senior management is responsible for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. The Audit Committee reviews and approves or ratifies any related party transaction that meets the standard for disclosure under the SEC rules. The Audit Committee’s review of related party transactions, including information reported to the Audit Committee by senior management and the written certifications, encompasses transactions with related persons within the meaning of Item 404A of Regulation S-K as promulgated by the SEC. The Audit Committee reviews each potential related party transaction on its underlying merit. In accordance with the Audit Committee’s practices, in the course of its review and approval or ratification of related person transactions, the Committee generally considers:

•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2008 Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement for 2008 and in our Annual Report on Form 10-K for the year ended December 31, 2007 (through incorporation by reference to the Company’s Proxy Statement for 2008).

The Compensation Committee:

Wayne T. Hockmeyer (Chairman)
Joshua Ruch
Marc R. Schneebaum

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This section of the proxy statement discusses the principles underlying our 2007 compensation decisions for our named executive officers and the most important factors relevant to an analysis of these decisions. It also provides information regarding the manner and context in which compensation is awarded to and earned by our named executive officers. Throughout this section, Paul H. Fischer, Ph.D., our President and Chief Executive Officer, Douglas J. Swirsky, our Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer, Bryan T. Butman, our Senior Vice President – Vector Operations, C. Richter King, our Senior Vice President – Research, and Mark O. Thornton, our Senior Vice President – Product Development, are referred to as the “named executive officers.” The compensation for these individuals is presented in the tables and other quantitative information that follows this section.

Objectives

Compensation of our named executive officers is designed not only to attract and retain a quality executive team with the skills we believe are necessary to achieve our business plan, but also to reward those individuals over time who continue to perform at or above our expectations. The objectives of our executive compensation program are to align the financial interests of executive officers with those of our stockholders, to focus named executive officers on key corporate goals and to provide a total compensation package that is competitive with other clinical-stage biotechnology companies with a similar number of employees and market capitalization.

Elements of Executive Compensation

The major components of our executive compensation program consist of base salary, annual performance awards and stock option grants. Named executive officers receive base salaries to provide a competitive level of income based on the services they provide to us. Base salaries are periodically adjusted to reflect individual and company performance as well as trends in competitive salary levels. Annual performance awards are designed to provide named executive officers with cash compensation for the achievement of our key corporate goals each year and to reward individual performance. Annual performance awards are based on market practice and help ensure that our executive compensation practice is consistent with comparable companies. In addition to base salaries and annual performance awards, we grant stock options to our named executive officers. Stock options are granted to align the officer’s opportunity for capital accumulation with the interests of our stockholders. Named executive officers are considered for stock option awards based on their past performance and anticipated impact on future corporate goals. We do not currently utilize any other long-term incentives.

Information Provided to and Reviewed by the Compensation Committee

The Compensation Committee reviews information from both external and internal sources in determining the design of our executive compensation program. The Compensation Committee reviews executive compensation assessments provided by the Committee’s compensation consultant, Towers Perrin. In advance of 2007 compensation decisions, the Committee received Towers Perrin’s assessment in October 2006. They received a similar assessment in November 2007. By receiving assessments both before and towards the end of the year, the Compensation Committee can consider the most current information in making its compensation decisions for a given year. For example, the Compensation Committee can consider the information when setting base salary and targets and can take into account more current information when making its decisions under our annual performance award plan. The executive compensation assessments cover our base salaries, annual performance award plan, and stock option awards and are intended to help the Compensation Committee determine whether our executive compensation provides adequate incentives and motivation relative to peer companies. Towers Perrin also provided an assessment of our compensation objectives and practices based, in part, on data drawn from peer companies.

Dr. Fischer also prepares an annual summary at the end of the year for the Compensation Committee that provides his assessment of the performance of key executive officers, including each of the named executive officers other than him, and the impact of their performance on the achievement of the corporate goals under our annual performance award plan. In conjunction with our Executive Director of Human Resources and Administration, he also provides the Compensation Committee with compensation recommendations for executive officers, other than himself. The Compensation Committee reviews these recommendations and then sets the compensation amounts for our executive officers in accordance with our compensation objectives and competitive information. Dr. Fischer’s compensation package is reviewed and recommended by the Compensation Committee to the Board (with Dr. Fischer recused) separately from the other named executive officers.

Peer Group and Targeted Competitiveness

We consider our primary executive labor market to exist within clinical-stage biotechnology companies of similar size, in terms of market capitalization and number of employees. Based on the instructions of the Compensation Committee, as part of is executive compensation assessment, Towers Perrin assembled comparative market compensation data for the Compensation Committee from two primary sources, the first of which is the annual Radford Biotechnology Survey (the “Radford Survey”). The Radford Survey provides data for a broad group of biotechnology companies and includes segmented company populations. The Compensation Committee considered the data for companies with 50-150 employees, which is consistent with our size.

The Towers Perrin executive compensation assessment also includes market compensation data from proxy statements of 27 biotechnology companies. The companies were chosen by the Compensation Committee based on discussions with, and input from, Towers Perrin, and are selected based on comparable market size, similar stage development and employee base. The companies included for 2007 were Acadia Pharmaceuticals Inc., Middlebrook Pharmaceuticals Corp., Allos Therapeutics, Alnylam Pharmaceuticals Inc., Antigenics Inc., Ariad Pharmaceuticals, Avant Immunotherapeutics Inc., Avigen Inc., Critical Therapeutics, Inc., Cytokinetics Inc., Dyax Corp., Dynavax Technologies Corp., EntreMed Inc., Genaera Corp., Genelabs Technologies Inc., Genitope Corp., Genomic Health Inc., Immunogen Inc., Incyte Corp., Introgen Therapeutics Inc., ISTA Pharmaceuticals, Kosan Biosciences Inc., Memory Pharmaceuticals, Renovis Inc., Seattle Genetics Inc., Targeted Genetics Corp., and Vical Inc.

The Compensation Committee believes that the use of both the Radford Survey and the peer group provides it with the best overall mix of competitive information. The Compensation Committee believes that the Radford Survey is commonly used within the biotechnology industry, which is consistent with our objective of providing competitive levels of compensation, and it provides data for comparable positions for each of our named executive officers. The Compensation Committee believes that using the peer group provides the ability for the comparative data to be focused more specifically on clinical-stage biotechnology companies that are more similar to us. The peer group data alone is not sufficient because it does not contain data for positions comparable to all of our executive positions, including our Senior Vice President, Research, or our Senior Vice President, Vector Operations.

In 2007, the Compensation Committee did not use the Radford Survey or the peer group data, however, to specifically “benchmark” or pay a target level of compensation for any element of compensation, or total compensation generally. Rather, the information was used by the Compensation Committee as a guide in setting compensation levels, salaries, annual performance awards, and stock option grants, which were compared to the compensation levels at the 50th percentile in the Radford Survey and, for those named executive officers for whom information was available, the 50th percentile of the peer group. The Compensation Committee used the 50th percentile for comparison purposes because of its view, which was consistent with Towers Perrin’s advice, that maintaining competitive levels of compensation to attract and, more importantly, retain our named executive officers requires that our executive compensation levels be near the 50th percentile. In its practice, the Compensation Committee may provide compensation for a particular component above or below the 50th percentile following the Compensation Committee’s assessment of an individual executive’s performance and/or the attraction or retention of a key executive.

Components of Executive Compensation

Base Salaries

The base salaries for our named executive officers are reviewed annually and adjusted periodically to take into account individual performance, promotions and trends in the 50th percentile salary levels in the Radford Survey and peer group data. In instances where an executive officer is a key strategist, well known in their field of expertise, or creates policies that may lead to product development, the Compensation Committee may provide compensation above the 50th percentile. In considering base salary levels, the Compensation Committee gives most weight to its assessment (based on Dr. Fischer’s recommendation for each named executive officer other than himself) of the performance of each executive officer. Additionally, the Compensation Committee also takes into consideration the overall Company’s performance, including progress with respect to annual corporate goals as discussed below in the Annual Performance Award Plan section.

Based on the factors discussed above, and in particular the achievement of corporate goals and individual performance, the Compensation Committee concluded that increases in base salary for our executive officers were reasonable and appropriate. In 2007, Dr. Fischer’s base salary was increased by approximately 10%, which reflected not only the Compensation Committee’s and Board’s evaluation of his strong performance, but the fact that his base salary in 2006 was below the 50th percentile in the Radford Survey and the peer group data. Mr. Swirsky’s 2007 base salary was increased approximately 2%, which took into account that he had just joined us in late 2006 and that his salary was marginally above the 50th percentile in the Radford Survey and the peer group data. Dr. Thornton’s 2007 base salary was increased approximately 4%, which reflected the Compensation Committee’s view that his responsibilities and contributions were expected to increase and also took into account that his salary was above the 50th percentile in the Radford Survey but below the 50th percentile in the peer group data. The base salary for each of Dr. King and Dr. Butman were increased by approximately 6% and 7% in 2007, which reflected the Compensation Committee’s view of their strong performance in 2006 and individual contributions to our corporate success and also took into account that their respective salaries were below the 50th percentile in the Radford Survey.

Annual Performance Award Plan

Each year, named executive officers receive the opportunity to receive annual performance awards through participation in our annual performance award plan. Participants in this plan are eligible to receive a target payment that is expressed as a percentage of the participant’s base salary and that is based on achievement of certain of our key corporate goals and each executive’s overall individual performance. In 2007, the design of the annual performance award plan was modified from the prior year after consultation with Towers Perrin for the following purposes:

•	to specify a range of payouts from 50% of target to a maximum of 150% of target;
•	to identify threshold, target and maximum amounts for certain corporate goals;
•	to have a broader set of corporate goals so that the corporate performance payout was not tied to achievement of only one goal; and
•	to adjust the weighting between corporate goals and individual performance based on the participant’s employee level, with corporate performance being a significantly greater determinant of cash awards for senior management, which includes each of the named executive officers.

The changes to the annual performance award plan were intended to enhance the competitiveness of the plan’s design and to improve the plan’s effectiveness by providing participants with clearer expectations of what they would be entitled to receive at various levels of performance and to focus our named executives more on overall corporate performance. The Compensation Committee believes the 2007 plan better aligns with market practice and is perceived positively within the organization.

In 2007, Dr. Fischer’s annual performance award opportunity was set at 45% of his base salary; each other named executive officer’s target annual performance award opportunity was set at 30% of his base salary. Based on its review of the 50th percentile data in the Radford Survey and the peer group data, the Compensation Committee determined that the annual incentive percentages were consistent with the market practice at the 50th percentile level. For Dr. Fischer, 100% of his 2007 target annual performance award was based on achievement of the corporate goals discussed below. For the other executive officers, 70% of the target annual incentive cash award was tied to the achievement of the key corporate goals and 30% was tied to individual performance, particularly the individual’s contributions to attaining the corporate goals. This weighting represents a change from the equal split between corporate and individual performance used in prior years. The Compensation Committee determined that this weighting was appropriate as part of its efforts to align the named executive officers’ compensation with our stockholders’ long-term interests, which we believe are evidenced by our key corporate goals.

At the beginning of the year, the Compensation Committee reviews and recommends corporate goals for the upcoming year. These goals are then discussed and approved by the Board. In 2007, our key corporate goals were divided between TNFeradeTM and our vaccine programs, with the primary focus on TNFerade, which is our lead product candidate. Our TNFerade goals included enrollment targets for our PACT trial, the development of a commercial manufacturing plan for TNFerade and validation of corporate partnering options. The vaccine programs at GenVec are funded collaborations that contribute to the advancement of our core technology, production and manufacturing capabilities and future potential products. The vaccine goals included validation through a commercial collaboration, continuation of program funding for 2008 and the level of accomplishment of contract-driven operational objectives.

The Compensation Committee determines the level at which the annual performance awards will be paid by reviewing the achievement of corporate goals and each executive officer’s contribution to the achievement of corporate goals. For 2007, the Committee determined that the TNFerade goals were met, with the exception of the PACT enrollment targets, where 88% of the threshold enrollment target was achieved. The determination that the remainder of the TNFerade goals were met was based on the development of a commercial manufacturing plan that was sufficiently developed relative to the status of our TNFerade program, including the identification of Cobra Biomanufacturing, Plc to provide manufacturing services, and the identification of potential corporate partnering relationships that represented opportunities that were consistent with our overall corporate goals. The Committee also determined that the goals for the vaccine program were met. This determination was based on management providing the Board of Directors with a commercial collaboration for its evaluation that was consistent with its expectations, achieving expected new program funding of approximately $15 million, and meeting the key objectives of the HIV and malaria programs. Based on its assessment, the Committee concluded that the key corporate goals were met at the 85% level, and the corporate performance portion of each named executive officer’s annual performance award tied to corporate performance was paid at that level.

To determine the size of each executive officer’s annual performance award, the Compensation Committee reviewed and accepted Dr. Fischer’s individual performance assessment and compensation recommendations for each named executive officer, other than himself. As a result, each named executive officer received a total annual performance award of $80,000, which for Mr. Swirsky, Dr. Thornton, Dr. Butman and Dr. King included $32,000, $29,000, $39,000 and $39,000, respectively, related to individual performance. The Committee reviewed Dr. Fischer’s performance and concluded that because his annual performance award was based solely on achievement of our corporate goals, it should be $145,000, which was 85% of his target performance award opportunity described above.

Stock Options

We use stock options for our equity incentive awards to be consistent with our objective to align the interests of stockholders and our executives. We selected stock options as opposed to other forms of equity awards in part because the value of the options to employees is dependent on an improvement in stock price, and because of Towers Perrin’s advice that stock options are the predominant form of equity award at development stage companies. The peer group data assembled by Towers Perrin in October 2006 showed that all of the companies in the peer group used stock options and only five companies also make grants of other equity award types. The stock options that are granted as part of our annual incentive award vest over a four-year period, with one-eighth of each option grant vesting six months after the date of grant and the remainder vesting ratably over the following 42 months. We selected this vesting schedule because of our belief that it is consistent with industry practice while still providing a relatively long retention benefit.

In determining the size of stock option awards, the Compensation Committee considered, in its collective experience and judgment, Dr. Fischer’s performance assessments and recommendations (other than for himself), the Radford Survey, the peer group data, as well as the amount and exercise price of stock options that each named executive officer already held. The Compensation Committee also considered the Compensation Committee’s assessment of the individual executive’s performance during the past fiscal year, promotions, and attraction or retention of a key executive. In addition, the Compensation Committee considered that Towers Perrin’s executive compensation assessments showed that our share usage and our executives’ stock ownership were both at approximately the 25th percentile of the peer group data.

In 2007, the Compensation Committee consciously determined to increase the size of our equity awards to our named executive officers, granting Dr. Fischer 200,000 stock options and each of the other named executive officers, with the exception of Mr. Swirsky, 75,000 stock options. In considering Mr. Swirsky’s annual award, the Compensation Committee took into account that he had received a relatively large grant at the end of 2006 when he joined the Company, and granted him 30,000 stock options. Given the Compensation Committee’s strong review of the named executive officers and the data that shows that the size of the awards were still below the 50th percentile, the Compensation Committee determined that having differences in the size of the grants to the named executive officers (other than Dr. Fischer by virtue of his scope of responsibilities as our President and CEO and Mr. Swirsky by virtue of the size of his 2006 grant) was not appropriate.

Stock Grant Policies

Annual stock option grants are made in the first quarter of each fiscal year. These awards are discussed during the same meeting when the Compensation Committee determines all elements of the executive officers’ compensation for the year.

Stock options that are granted as part of our long-term incentive program are granted with an exercise price equivalent to the closing price of our Common Stock on NASDAQ on the date of grant. Stock options that are granted as part of our approval of grants for any newly hired or promoted executive officers made during the course of the year must be approved by the Compensation Committee prior to extending an offer or promotion. The exercise price of stock options granted to a newly hired executive officer is set at the closing price of our Common Stock on NASDAQ on the start date of the executive officer. The exercise price of stock options granted to an executive officer when the officer is promoted is set on the effective date of the promotion.

We do not currently maintain any formal policy regarding stock ownership or the hedging of economic risk related to such stock ownership nor do we have any program, plan or obligation that requires us to grant equity compensation to any executive on specified dates. The authority to make equity grants to executive officers rests with our Compensation Committee, although, as noted above, the Compensation Committee does consider the recommendations of our President and Chief Executive Officer in setting the compensation of our other executive officers.

Severance and Change in Control Policies

We do not currently have employment agreements with our named executive officers, but we have entered into salary continuation agreements with each of our named executive officers and change in control agreements with each of Dr. Fischer and Mr. Swirsky. We entered into these severance arrangements because we believed that they are important to attract and retain qualified executive officers due to the prevalence of similar provisions in the market in which we compete for executives. The October 2006 executive compensation assessment provided by Towers Perrin confirmed through a review of the peer group data that our practices were consistent with the practices in our peer group.

Our salary continuation agreements provide payments upon involuntary termination without cause. As discussed above, these agreements are provided based on competitive market practice. We also desire to provide some level of income continuity should an executive’s employment be terminated without cause. We believe providing for such income continuity results in greater management stability and minimized costs to address unwanted management turnover.

Under the terms of the salary continuation agreements, if the named executive officer is terminated without cause and other than by reason of death or disability, the executive will be paid the executive’s regular base salary for a specified period. For Dr. Fischer, the period is 24 months, for all of the other named executive officers it is 12 months. The named executive officer will also receive a pro-rata bonus equal to the product of the bonus paid to the officer for the fiscal year preceding the termination date, divided by 12 months times the number of months of service during the year of termination. These agreement also includes continued health and welfare benefits, non-compete and non-disparagement clause.

Our change in control agreements with Dr. Fischer and Mr. Swirsky provide payments upon involuntary termination without cause following a change in control. As discussed above, these agreements are provided based on competitive market practice. The agreements are also designed to ensure that the executive’s interests remain aligned with stockholders while we consider, or during the pendency of, a transaction that involves a change of control.

Under the terms of the change in control agreement, if Dr. Fischer’s employment is terminated or if he resigns for good reason following a change in control, he would receive a lump sum payment equal to his monthly salary and average monthly bonus times 24, continued health and welfare benefits for a 24 month period, and a pro-rata bonus for the termination year. In addition, his agreement allows for an excise tax gross-up payment, reimbursement of certain legal costs, and the accelerated vesting of all unvested options at termination. Mr. Swirsky’s agreement is similar, except his agreement uses a multiple of 18 in place of 24.

Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would be received by our named executive officers had termination or a change in control occurred on December 31, 2007, is found below under the heading “Potential Payments on Termination or Change in Control.”

Compensation Deductibility Policy

Under Section 162(m) of the Code and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to our Chief Executive Officer and three most highly compensated executive officers (other than our Chief Financial Officer). Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the Board Committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162(m). The applicability of Section 162(m) in our compensation programs generally influences the overall design of our compensation program, including with respect to our decision to use stock options. At this time, however, the Section 162(m) $1.0 million cap does not directly impact our cash compensation programs given that stock options qualify as performance-based compensation and none of our executive officers is expected to receive greater than $1.0 million in cash compensation. We intend to continue to monitor the applicability of Section 162(m) and expect that we will take efforts to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162(m) so long as doing so is compatible with our determinations as to the most appropriate methods and approaches for the design and delivery of compensation to our executive officers.

EXECUTIVE COMPENSATION TABLES AND INFORMATION

Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal year ended December 31, 2007:

Name and Principal Position	Year	Salary	Sign-On Bonus		Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)		Total
Paul H. Fischer, Chief Executive Officer	2007	$380,000	$—		$—	$233,815	$145,000	$5,625		$764,440
	2006	$344,693	$—		$—	$175,107	$100,000	$7,000		$626,800
Douglas J. Swirsky, Sr. Vice President, Chief Financial Officer	2007	$270,000	$—		$—	$74,047	$80,000	$32,515	(4)	$456,562
	2006	$76,442	$50,000	(5)	$—	$15,570	$30,000	$—		$172,012

Bryan T. Butman, Sr. Vice President Vector Operations	2007	$230,000	$—		$—	$78,462	$80,000	$5,625		$394,087
	2006	$215,000	$—		$—	$54,634	$46,000	$5,359		$320,993

C. Richter King, Sr. Vice President Research	2007	$230,000	$—		$—	$88,883	$80,000	$5,625		$404,508
	2006	$216,098	$—		$—	$66,320	$46,000	$5,394		$333,812
Mark O. Thornton, Sr. Vice President Product Development	2007	$285,000	$—		$—	$59,939	$80,000	$3,266		$428,205
	2006	$67,869	$25,000	(6)	$—	$7,630	$46,000	$—		$146,499

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the respective fiscal year in accordance with FAS 123(R) and thus include amounts from awards granted in and prior to 2007. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 11 and Note 10 of the Company’s audited financial statements for the fiscal years ended December 31, 2007 and December 31, 2006, respectively, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2008 and the Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2007, respectively.
(2)	Represents amounts earned under the Company’s annual performance award plan for the respective year. The amounts earned under the Company’s annual performance award plan for 2007 reflect achievement of the corporate goals under the plan at the 85% level. Dr. Fischer received 85% of his target bonus and Mr. Swirsky, Dr. Butman, Dr. King and Dr. Thornton, each received 99%, 116%, 116% and 94% of their potential target bonus as illustrated in footnote 7 and described in the “Annual Performance Award Plan” section of the “Compensation Discussion & Analysis” portion of this Proxy Statement.
(3)	Includes matching contributions allocated by the Company under GenVec’s 401(k) plan.
(4)	This amount includes $5,063 for matching contributions allocated by the Company under GenVec’s 401(k) plan and a $27,452 payment under the terms of Mr. Swirsky’s relocation package in 2007.
(5)	Represents amount paid to Mr. Swirsky as a signing bonus upon his hire in 2006.
(6)	Represents amount paid to Dr. Thornton as a signing bonus upon his hire in 2006.
(7)	The following table illustrates the annual performance awards paid to the named executive officers for corporate and individual performance as a percentage of salary:

	Target Annual Performance Award As a % of Salary	Actual Target Performance Award Paid for Corporate & Individual Achievement As a % of Salary	Total Annual Performance Award Paid for Corporate & Individual Performance
Paul H. Fischer	45%	38%	$145,000
Douglas J. Swirsky	30%	30%	$80,000
Bryan T. Butman	30%	35%	$80,000
C. Richter King	30%	35%	$80,000
Mark O. Thornton	30%	28%	$80,000

Plan Based Awards

The following table presents information on equity awards granted under the 2002 Stock Incentive Plan and awards granted under our annual incentive cash plan during the fiscal year ended December 31, 2007 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum
Paul H. Fischer	01/18/07	$85,500	$171,000	$256,500
	01/18/07				200,000	$2.61	$78,451
Douglas J. Swirsky	01/18/07	$40,500	$81,000	$121,500
	01/18/07				30,000	$2.61	$11,768
Bryan T. Butman	01/18/07	$34,500	$69,000	$103,500
	01/18/07				75,000	$2.61	$29,419
C. Richter King	01/18/07	$34,500	$69,000	$103,500
	01/18/07				75,000	$2.61	$29,419
Mark O. Thornton	01/18/07	$42,750	$85,500	$128,250
	01/18/07				75,000	$2.61	$29,419

(1)	Represents the potential amounts to be paid under our 2007 annual performance award plan. For a further explanation of the 2007 annual performance award plan, including the target amount set by the Compensation Committee (as a percentage of their base salary) that each named executive officer was entitled to earn, see the “Compensation Discussion & Analysis” portion of this Proxy Statement.
(2)	All options were granted under the Company’s 2002 Stock Incentive Plan, and vest over a four year period, with 12.5% vesting six months after the grant date and the remaining shares vesting ratably over the remaining 42 months.
(3)	Represents the grant date fair value of the options granted to each executive during 2007, as computed in accordance with FAS 123(R).

Outstanding Equity Awards at Fiscal Year End

The following table provides information with respect to outstanding stock options held by the named executive officers as of December 31, 2007.

All of the outstanding grants listed below were made under the Company’s 2002 Stock Incentive Plan.

	Option Awards
Name	No. of Securities Underlying Unexercised Options Exercisable	No. of Securities Underlying Unexercised Options(1) Unexercisable	Equity Incentive Plan Awards: No. of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Paul H. Fischer	149,999	0	0	$3.67	03/17/09
	40,000	0	0	$3.08	07/25/11
	40,000	0	0	$4.05	01/18/12
	60,000	0	0	$3.25	07/30/12
	146,872	3,128	0	$3.21	01/15/14
	145,831	4,169	0	$1.88	01/19/15
	71,874	78,126	0	$1.69	01/18/16
	45,833	154,167	0	$2.61	01/18/17
Douglas J. Swirsky	93,749	206,251	0	$1.13	09/18/16
	6,874	23,126	0	$2.61	01/18/17
Bryan T. Butman	37,500	0	0	$4.20	12/07/09
	3,000	0	0	$4.67	09/13/10
	5,000	0	0	$3.08	07/25/11
	5,000	0	0	$3.16	02/20/12
	20,000	0	0	$3.25	07/30/12
	29,374	626	0	$3.21	01/15/14
	32,812	12,188	0	$1.88	01/19/15
	35,937	39,063	0	$1.69	01/18/16
	17,187	57,813	0	$2.61	01/18/17
C. Richter King	95,338	0	0	$2.75	11/13/08
	9,661	0	0	$4.20	09/15/09
	22,500	0	0	$4.67	09/13/10
	20,000	0	0	$3.08	07/25/11
	25,000	0	0	$3.25	07/30/12
	34,270	730	0	$3.21	01/15/14
	54,686	20,314	0	$1.88	01/19/15
	35,937	39,063	0	$1.69	01/18/16
	17,187	57,813	0	$2.61	01/18/17
Mark O. Thornton	43,749	106,251	0	$1.11	10/02/16
	17,187	57,813	0	$2.61	01/18/17

(1)	All unvested options vest over a four year period with 12.5% vesting after six months and the remainder vesting ratably over the remaining 42 months.

Potential Payments on Termination or Change in Control.

Salary Continuation Agreements.  We entered into a salary continuation agreement with each of our named executive officers pursuant to a form of agreement that we adopted in October 2002. Under the terms of the salary continuation agreements, if the named executive officer is terminated without “cause” (as defined below) and other than by reason of death or disability, the officer will be paid the officer’s regular base salary for a specified period. For Dr. Fischer, the period is 24 months; for each of the other named executive officers it is 12 months. The named executive officer will also receive a pro-rata bonus equal to the product of the bonus paid to the officer for the fiscal year preceding the termination date, divided by 12 months times the number of months of service during the year of termination. These agreements also include continued health and welfare benefits for the same period as salary continuation, a non-compete for the same period as the salary continuation and a non-disparagement clause.

The table below shows the amount each of our named executive officers would have been entitled to receive in the event of a qualifying termination as of December 31, 2007, pursuant to the terms of the applicable salary continuation agreements.

	Cash Severance Payments(1)	Continuation of Benefits(2)	Total
Paul H. Fischer, Ph.D.	$860,000	$29,128	$889,128
Douglas J. Swirsky	$300,000	$18,711	$318,711
Mark O. Thornton, M.D., MPH, Ph.D.	$331,000	$18,711	$349,711
C. Richter King, Ph.D.	$276,000	$955	$276,955
Bryan T. Butman, Ph.D.	$276,000	$15,118	$291,118

(1)	Includes salary continuation for the period specified in the executive officer’s salary continuation agreement and the pro-rata bonus amount. For purposes of the table, we used the amount of the actual bonus earned by each officer with respect to 2006 performance and paid in 2007, which is set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	Includes the cost of medical, dental, life, accidental death & dismemberment and long-term disability insurance for the period specified in the salary continuation agreement.

Acceleration of Stock Awards.  The form of stock option award agreements for stock option grants made to each of our named executive officers provides that in the event of a change in control (as defined below), all unvested equity awards will accelerate in full. The following table sets forth the value of the acceleration that each named executive officer would have been entitled to receive had a change of control occurred on December 31, 2007 by multiplying the number of unvested stock options at December 31, 2007 by the closing price of GenVec stock of $1.47 on December 31, 2007, minus the exercise price of the unvested stock options.

Long-term Incentive Compensation
Paul H. Fischer, Ph.D.(1)	$—
Douglas J. Swirsky	$70,125
Mark O. Thornton, M.D., MPH, Ph.D.	$38,250
C. Richter King, Ph.D.	$—
Bryan T. Butman, Ph.D.	$—

(1)	Dr. Fischer and Mr. Swirsky also have additional agreements with respect to certain changes in control of the Company that are discussed below.

Under the terms of the stock option award agreements, a “change in control” means the occurrence of any of the following events:

•	any person becomes the beneficial owner of 40% or more of the Company’s Common Stock;
•	the Company’s stockholders approve a merger, consolidation, share exchange, division or other reorganization of the Company with any other organization;
•	the Company’s stockholders approve a complete plan of liquidation, winding-up of the Company, or an agreement for the sale or disposition of all or substantially all of the Company’s assets; or
•	during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority of the Board.

Change in Control Agreements with Dr. Fischer and Mr. Swirsky. We also entered into a change in control agreement with Dr. Fischer in October 2002 and with Mr. Swirsky when he joined us in September 2006. Dr. Fischer and Mr. Swirsky are entitled to certain payments upon involuntary termination without cause (as generally defined in the salary continuation agreements described above) following a change in control (as generally defined in the stock option award agreements described above).

Specifically, if Dr. Fischer’s employment is terminated without cause other than as a result of his death or disability or if he resigns for good reason within two years following a change in control, he is entitled to a lump sum severance payment equal to his monthly salary and average monthly bonus times 24, continued health and welfare benefits for a 24-month period and a pro-rata bonus for the termination year. In addition, his agreement provides for an excise tax gross-up payment, reimbursement of certain legal costs related to the enforcement of the agreement and the accelerated vesting of all unvested options at termination. Mr. Swirsky’s agreement has the same terms as Dr. Fischer’s agreement, except that his agreement uses an 18-month period in lieu of a 24-month period.

In addition, pursuant to the change in control agreements, upon the death or disability of Dr. Fischer or Mr. Swirsky during such time each individual is entitled to any payments or benefits under the agreements, such payments and benefits are payable to Dr. Fischer’s or Mr. Swirsky’s heirs or estate, respectively. To the extent Dr. Fischer or Mr. Swirsky becomes entitled to benefits under the change in control agreements, the salary continuation agreement is superseded and they will not receive any benefit under that agreement.

Under the terms of the change in control agreements, “good reason” is defined as:

•	the determination by the executive, made in good faith within the first 12 months immediately following a change in control, that the executive cannot effectively carry out his duties to the Company; or
•	any of the following events:
•	the diminution in any material respect in the executive’s position, authority, duties or responsibilities;
•	a reduction by the Company in the executive’s annual base salary;
•	a relocation of more than 35 miles from the executive’s location immediately prior to the change in control;
•	the failure to continue any compensation plan in which the executive participates, unless an equitable arrangement has been made, or the continuation of the plan under materially less favorable terms;
•	the failure to continue to provide standard benefits provided prior to the change in control;
•	the failure by the Company to pay to the executive any deferred compensation when due under any deferred compensation plan or agreement applicable to the executive; or

•	the failure by the Company to honor all the terms and provisions of the change in control agreement.

Assuming a termination event had occurred on of December 31, 2007 following a change of control, Dr. Fischer and Mr. Swirsky would have been entitled to the amounts set forth in the table below.

	Cash Severance Payments(1)	Continuation of Benefits(2)	Long-term Incentive Compensation(3)	Total
Paul H. Fischer, Ph.D.	$1,056,000	$29,128	$—	$1,085,128
Douglas J. Swirsky	$640,500	$28,067	$70,125	$738,692

(1)	Includes severance payment as specified in the executive officer’s change in control agreement and pro-rata bonus amounts.
(2)	Includes the cost of medical, dental, life, accidental death & dismemberment and long-term disability insurance for the period specified in the change in control agreement.
(3)	The value set forth in this column is equal to the acceleration of outstanding unvested stock options at December 31, 2007, multiplied by the closing price of GenVec stock of $1.47 on December 31, 2007, the last trading day of the year, minus the exercise price of the options.

AUDIT COMMITTEE REPORT

The Board has adopted, and annually reviews, a written charter outlining the practices followed by the Audit Committee. The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Our management is responsible for the preparation, presentation and integrity of our financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for planning and performing an independent audit of financial statements in accordance with auditing standards generally accepted in the United States and for auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed GenVec’s 2007 unaudited quarterly and December 31, 2007 audited financial statements with management and with KPMG LLP, the Company’s independent registered public accounting firm. The Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, and as adopted by the PCAOB in Rule 3200T.

The Audit Committee has received and reviewed from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), regarding their independence. The Committee has discussed with KPMG LLP their independence and considered whether the provision of non-audit services referred to in this proxy statement under “Matters concerning our Independent Registered Public Accounting Firm” is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in GenVec’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee of the Board of Directors of GenVec, Inc.:

Marc R. Schneebaum (Chairman)
Zola P. Horovitz, Ph.D.
William N. Kelley, M.D.
Kevin M. Rooney

Dated: April 29, 2008

MATTERS CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by KPMG LLP, our independent registered public accounting firm. On an ongoing basis, management of GenVec defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of KPMG LLP. On a periodic basis, GenVec’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. In 2007, all fees paid to KMPG LLP were pre-approved pursuant to the Audit Committee’s policy.

To ensure prompt handling of unexpected matters, the Audit Committee’s charter authorizes its Chairman to act on behalf of the Audit Committee in between regularly scheduled meetings, including pre-approving services provided by KPMG LLP. If the Chairman exercises this authority, he reports the action taken to the Audit Committee at its next regular meeting.

Principal Accountant Fees and Services

The following is a summary of the fees billed to GenVec by KPMG LLP for professional services rendered for the years ended December 31, 2007 and 2006:

Fee Category	2007	2006
Audit Fees	$359,000	$419,700
Audit-Related Fees	—	—
Tax Fees	20,000	1,500
All Other Fees	—	—
Total	$379,000	$421,200

Audit Fees

These fees consist of fees for professional services rendered for the audit of GenVec’s financial statements, review of the interim financial statements included in quarterly reports, and services in connection with statutory and regulatory filings.

Audit-Related Fees

These fees comprise assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” above. GenVec did not incur such fees during 2007 and 2006.

Tax Fees

These fees comprise tax compliance and tax preparation assistance for state and federal filings, consultations concerning tax related matters and other tax compliance projects. Less than 5% of these fees comprise consulting fees, as it is GenVec’s intent to minimize consulting services in this category.

All Other Fees

All other fees consist of fees not included in any other category. The Company incurred no such fees during 2007 and 2006.

STOCKHOLDER PROPOSALS

The Annual Meeting of Stockholders for the year ending December 31, 2008 is expected to be held in June 2009 (the “Next Annual Meeting”). All proposals intended to be presented at the Next Annual Meeting must be received at the Company’s executive offices, which are located at 65 West Watkins Mill Road, Gaithersburg, Maryland 20878, Attention: Corporate Secretary, not later than January 7, 2009, to receive consideration for inclusion in the proxy statement and form of proxy related to that meeting.

In addition, stockholders may submit proposals to be voted upon at annual meetings of the stockholders. In general, pursuant to the Company’s Amended and Restated Bylaws, such proposals must be delivered to the Corporate Secretary of the Company at the Company’s principal executive offices not less than one hundred twenty (120) days nor more than one hundred fifty (150) days prior to the anniversary of the mailing date of the Company’s proxy materials for the preceding annual meeting of stockholders. Such proposals must comply with the requirements in the Company’s Amended and Restated Bylaws, including setting forth with particularity (i) the names and business addresses of the stockholder submitting such proposal and all persons (as such term is defined in Section 3(a)(9) of the 1934 Act) acting in concert with such stockholder; (ii) the names and addresses of such stockholder and the persons identified in clause (i), as they appear on the Company’s books (if they so appear); (iii) the class and number of shares of the Company beneficially owned by such stockholder and the persons identified in clause (i); (iv) a description of such proposal containing all material information relating thereto; and (v) such other information as the Board reasonably determines is necessary or appropriate to enable the Board and stockholders of the Company to consider such proposal.

OTHER MATTERS

The Board of Directors does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

We are providing to each stockholder as of the record date a copy of our Annual Report on Form 10-K (including financial statements and schedules) concurrently with this Proxy Statement, except the exhibits to the Form 10-K. We will provide copies of these exhibits upon request by eligible stockholders, and we may impose a reasonable fee for providing such exhibits. Requests for copies of such exhibits or the amount of the fee payable should be mailed to our Corporate Secretary, GenVec, Inc., 65 West Watkins Mill Road, Gaithersburg, Maryland 20878. Our Annual Report on Form 10-K is not a part of these proxy soliciting materials.

By Order of the Board of Directors,

/s/ Douglas J. Swirsky

Douglas J. Swirsky
Chief Financial Officer,
Treasurer & Corporate Secretary

Annual Meeting Proxy Card

The Board of Directors recommends a vote “FOR” each of the nominees in Proposal 1 and “FOR” Proposal 2:

1.	To elect three (3) directors to the Company’s Board of Directors, each to serve for a term of three-years or until a successor has been qualified and elected:

Nominees:

	For	Withhold
01 – Joshua Ruch	☐	☐
02 – Marc R. Schneebaum	☐	☐
03 – Kevin M. Rooney	☐	☐
2.	To ratify the appointment of KPMG LLP as GenVec’s independent registered public accounting firm for the current fiscal year ending December 31, 2008.

FOR	AGAINST	ABSTAIN
☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Mark this box with an X if you have made comments below. ☐

Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

PROXY – GENVEC, INC.
65 West Watkins Mill Road
Gaithersburg, MD 20878

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul H. Fischer and Douglas J. Swirsky, and each of them individually, the proxies of the undersigned, with power of substitution to each of them, to vote all shares of GenVec, Inc., a Delaware corporation (“GenVec”), that the undersigned is entitled to vote at the Annual Meeting of Stockholders of GenVec to be held on June 12, 2008, at 8:30 a.m., local time, at the Company’s headquarters at 65 West Watkins Mill Road, Gaithersburg, MD 20878 (the “Annual Meeting”).

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, OR WHERE NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES AND “FOR” PROPOSAL 2.

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Continued and to be dated and signed on reverse side.